EXHIBIT 99.1
March 19, 2007
Dear Colleague,
I am very pleased to tell you that InfraSource has entered into an agreement to merge with Quanta Services. The combination of our companies will create new and exciting opportunities for InfraSource, our customers and our employees.
Once the transaction is completed, the combined company will be an industry leader in specialized contracting services with operations in all 50 U.S. states and in Canada, approximately 16,000 skilled employees and the largest equipment fleet in the industry. Our enhanced size, flexibility and capabilities will allow us to better meet the evolving infrastructure needs of our customers in the electric power, natural gas, telecommunications and broadband cable television industries.
InfraSource’s services will complement and enhance Quanta’s capabilities in several areas, including engineering, transmission and distribution installation and maintenance, substation and industrial services, natural gas distribution, telecommunications installation and maintenance and dark fiber leasing. You also might be interested to know that Quanta’s culture is complementary to ours, and that they are similarly focused on achieving operational and safety excellence.
The combined company, which will retain the Quanta name and be headquartered in Houston, will be well-positioned to meet customers’ needs and respond to the dynamics that are driving our industry, such as the aging national power grid, growth of the electric power industry and the increase in outsourcing of infrastructure installation and maintenance functions. The combined company will also have the increased scale and flexibility to better respond to emergency situations across the nation.
As part of a stronger, larger organization I believe this transaction will bring significant benefits to our employees. While there are always some changes involved in a transaction like this, the combination of our businesses is not expected to have a major impact on your day-to-day activities, and we are not anticipating that there will be significant changes in our operations or project management functions.
Please keep in mind that this announcement is the first step in a long process. Before our companies can combine, certain conditions, such as stockholder and regulatory approvals, must be met. As we say in the attached press release, we don’t expect this transaction to close until the third quarter of this year. It is extremely important that we remain focused on our operating performance, budget and safety goals so that we can continue to serve our customers well and grow. We are committed to keeping you updated on the transaction process and to make sure you learn about important developments on a timely basis. If you have any additional questions, please visit the InfraSource intranet (https://ibc.infrasourceinc.com) or contact your local management.

Thank you for your support, dedication and hard work. This is a very exciting time for the company and our employees. I appreciate your continued contributions to our success.
Sincerely,

David R. Helwig
Chairman, CEO and President